Exhibit 99.1

Contacts:      Pat Sheaffer, Ron Wysaske or Kevin Lycklama
Riverview Bancorp, Inc. (360) 693-6650

Riverview Bancorp, Inc. Appoints David Nierenberg to Board of Directors

Vancouver, WA – May 3, 2016 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”), the holding company for Riverview Community Bank (the “Bank”), announced today that David Nierenberg, Founder and President of Nierenberg Investment Management Company (NIMCO), has been appointed to the Boards of Directors of the Company and the Bank. NIMCO manages The D3 Family Funds; investment partnerships which focus on micro-cap stocks.

Before founding NIMCO in 1996, David was a General Partner of Trinity Ventures' first four venture capital partnerships. He invested in financial services, healthcare and he usually served as a corporate director. In 1987 he led an investor group which contracted with the U.S. government to recapitalize the then bankrupt Far West Federal Bank.

“When someone of David’s stature and expertise takes an interest in your company, you need to seize that opportunity”, said Pat Sheaffer, chairman and CEO of Riverview Bancorp. “The depth of his understanding of the banking industry, finance, corporate strategy and governance cannot be overstated. As a community focused financial institution, we are excited to benefit from David’s counsel and vision as we continue our mission of growing our franchise, and serving our clients, service partners and shareholders.”

“As a believer in what true community banking means to our community and our country, I’m looking forward to working with the board to enhance the efficiency and effectiveness of the Bank’s efforts,” said Nierenberg. “As a local resident, I’ve watched Riverview grow as a Bank and become a valued corporate citizen. I’m pleased to assist in developing strategies to expand its potential value for all stakeholders.”

From 1978 – 1985, David worked at Bain & Company in San Francisco, Boston, and London, where he was a partner. He focused on strategy, acquisition, and cost reduction projects for CEO clients. He managed Bain's Western U.S. healthcare and banking practices.

Mr. Nierenberg received his B.A. with Distinction in History, summa cum laude, Phi Beta Kappa from Yale College in 1975, and his J.D. from Yale Law School in 1978. He is a retired member of the Massachusetts Bar and has served on dozens of public, private and not-for-profit boards during the past three decades.

Mr. Nierenberg currently serves as a director of Rosetta Stone (RST), Kuni Automotive, Inc., and Whitman College. Until recently, David also served on the boards of D3 portfolio companies Electro Scientific Industries (ESIO) and Radisys (RSYS). He was chairman of the Community Foundation for Southwest Washington from 2009-2012. He serves on the Washington State Investment Board, which oversees over $100 billion of public employee retirement and other funds. David chairs the investment committee for Whitman College and is vice chair of The Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School, one of the world's leading institutions in the field of corporate governance. David serves on the International Research Advisory Board for Glass-Lewis & Company.

Previously David chaired the Evergreen School District Foundation in Vancouver, led and raised funds for several Evergreen bond and levy campaigns, served on Washington's Governor's Council of Economic Advisers, and was a director of the Confluence Project (the Lewis & Clark bicentennial commemoration). David and his wife Patricia have been honored as Philanthropists of the Year by the Community Foundation of Southwest Washington and are recipients of the PeaceHealth Southwest Washington Medical Center Foundation’s Nat Giustina Philanthropy Award.

About the Company:
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $921 million at March 31, 2016, it is the parent company of the 92 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. For the past 3 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.